UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2008 ev3 Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51348 (Commission File Number)	32-0138874 (I.R.S. Employer Identification Number)

9600 54th Avenue North, Suite 100 Plymouth, Minnesota (Address of Principal Executive Offices)	55442 (Zip Code)
(763) 398-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
     Merck & Co., Inc. notified ev3 Inc. that Merck was exercising its right to terminate the amended and restated collaboration and license agreement, dated September 26, 2006, between Merck and FoxHollow Technologies, Inc., a wholly owned subsidiary of ev3, effective July 22, 2008. Under the terms of the agreement, which was amended in July 2007 in connection with ev3’s acquisition of FoxHollow, Merck had the right to terminate the agreement if John B. Simpson, Ph.D., M.D., FoxHollow’s founder and former chief executive officer, was no longer a director of ev3 other than in the event of his death or disability. As a result of Dr. Simpson’s resignation from ev3’s board of directors in February 2008, Merck had the right to terminate the agreement at any time during the six-month period thereafter.
     FoxHollow’s agreement to collaborate exclusively with Merck will remain through November 9, 2008 at which time Merck will have an option to extend the exclusivity upon additional payments to FoxHollow.
     ev3 disclosed the material terms of the amended and restated collaboration and license agreement and the amendment, waiver, consent and assumption agreement dated as of July 21, 2007 in its annual report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission on March 13, 2008, and filed a copy of the amended and restated collaboration and license agreement and the amendment, waiver, consent and assumption agreement as exhibits thereto, both the description and agreements of which are incorporated herein by reference. In connection with the FoxHollow acquisition, ev3 also assumed FoxHollow’s obligations under a stock purchase agreement with Merck, which agreement was filed by ev3 as an exhibit to its annual report on Form 10-K for the fiscal year ended December 31, 2007 is incorporated herein by reference.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Richard N. Kender, a representative of Merck on ev3’s board of directors, notified ev3 of his resignation as a member of ev3’s board of directors effective July 25, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 28, 2008	ev3 INC.
	By:	/s/ Kevin M. Klemz
		Name:	Kevin M. Klemz
		Title:	Senior Vice President, Chief Legal Officer and Secretary